UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: June 14, 2016

Function(X) Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212) 231-0092
(Registrant’s Telephone Number, including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.
Agreement with MGT Sports, Inc.

As previously reported on the Company’s Current Report on Form 8-K dated September 9, 2015, on that date September 8, 2015, Function(X) Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with MGT Capital Investments, Inc. and MGT Sports, Inc. (collectively, “MGT”), pursuant to which the Company acquired all of the assets of the DraftDay.com business (the “DraftDay Business”) from MGT. Under the Asset Purchase Agreement, the Company issued a promissory note to MGT Sports, Inc. in the amount of $1,875,000 (the “MGT Note”), bearing interest at the rate of 5% per annum, which was due on March 8, 2015.

As previously reported on the Company’s Current Report on Form 8-K dated March 24, 2016, on that date, the Company’s Board of Directors approved the Company entering into an exchange agreement with MGT (the “MGT Exchange Agreement”) pursuant to which MGT exchanged a portion of the MGT Note for equity securities of the Company and received accrued and unpaid interest in cash. The balance of the MGT Note, $940,494, remained outstanding with a due date of July 31, 2016

On June 14, 2016, the Company entered into a second exchange agreement with MGT (the “Second MGT Exchange Agreement”) relating to the $940,494 remaining due under the MGT Note. Under the Second MGT Exchange Agreement, the MGT Note shall be exchanged in full for (a) $10,581.03 in cash representing accrued interest and (b) 2,641,837 common shares of Company stock, subject to certain adjustments. Issuance of the shares is conditioned upon approval of the Company’s shareholders and approval of its Listing of Additional Shares application with Nasdaq.

The foregoing description of the Second MGT Exchange Agreement is not complete and is subject to and qualified in its entirety by reference to the Second MGT Exchange Agreement, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.    Description
10.1        MGT Exchange Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUNCTION(X) INC. By: /s/ Mitchell J. Nelson
Name: Mitchell J. Nelson Title: Executive Vice President and Secretary
DATE: June 17, 2016

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	MGT Exchange Agreement